UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2005

First Citizens Bancshares, Inc.
 (Exact name of registrant as specified in its charter)

Commission file number 0-11709
 ________________________

Tennessee	62-1180360
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

P.O. Box 370, One First Citizens Place
Dyersburg, Tennessee 38024
 (Address of principal executive offices including zip code)

(731) 285-4410
 (Registrant's telephone number, including area code)
________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CRF 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[ ] Pre-commencement communications pursuant to Rule 133-14(c) under the Exchange Act (17 CFR 240.13e-4(c)

PRESS RELEASE

First Citizens Bancshares, Inc., parent company of First Citizens National Bank, at its Annual Meeting of the Board of Directors, Wednesday, April 20, 2005 named Katie Winchester as Chairman of the Board of First Citizens Bancshares, Inc. and First Citizens National Bank. In addition Winchester will continue to serve as CEO and President of the companies. Stallings Lipford, who has served the Company as Chairman since 1984 was named Chairman Emeritus.

Winchester began her banking career with First Citizens National Bank in May of 1961, was appointed to Board of Directors in 1990, named President in 1992 and Chief Executive Officer in 1996. Under her leadership, First Citizens National Bank has grown to regional status in West Tennessee and now includes locations in Munford, Atoka, Millington, Bartlett, Arlington, Collierville, Oakland and Martin. In addition, the bank, chartered in Dyersburg, Tennessee in 1889, has locations in Union City, Troy, Newbern and Ripley. Total assets at March 31, 2005 exceeded $776 million.

Winchester not only has strategically led First Citizens National Bank but also has promoted the enhancement of human welfare and quality of life through her business and civic affiliations. She currently serves as a member of the Tennessee Higher Education Commission, Board of Trustees and Corporate Board of Baptist Memorial Health Care Systems, Inc., Memphis, TN, Vice-Chairman of Dyersburg State Community College Foundation Board, Chairman of the Board of United Way of West Tennessee, a member of the Board of Directors and Executive Committee of the Dyersburg/Dyer County Chamber of Commerce, and is a member of the Advisory Board of the Dunagan Chair of Banking, University of Tennessee at Martin. She is a lifetime member of the Kiwanis Club of Dyersburg.

From 1999 through 2001 she served as a member of the Federal Advisory Council, Federal Reserve Board of Governors, Washington, D.C. She is a former member of the American Bankers Association Community Banker's Council, Board of Directors of the Tennessee Bankers Association (1995-1999), and Chairman of the Tennessee State Advisory Board, Division of Rehabilitation Services (2000-2001). She was named Dyersburg/Dyer County Woman of the Year in 1990 and Dyersburg/Dyer County Humanitarian of the Year in 2001. She served as the 2003 Chairman of the Dyersburg/Dyer County Chamber of Commerce.